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Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Independent Auditors' Consent

The Board of Directors
Williams Controls, Inc:

        We consent to the incorporation by reference in the registration statements (Nos. 333-42232, 333-43006, 333-59397, and 333-90565, on Form S-3 and No. 333-56591 on Form S-8) of Williams Controls, Inc of our report dated December 20, 2002, with respect to the consolidated balance sheet of Williams Controls, Inc as of September 30, 2002, and the related consolidated statements of operations, shareholders' equity (deficit), cash flows, and comprehensive income for the year-ended September 30, 2002, which report appears in the September 30, 2002 annual report on Form 10-K of Williams Controls, Inc.

/s/ KPMG LLP

Portland, Oregon
December 20, 2002

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  Exhibit 23
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS